Exhibit 10.28 — AGREEMENT FOR ADMINISTRATIVE SERVICES

     THIS AGREEMENT FOR ADMINISTRATIVE SERVICES is made and entered into between and among COLLATERAL MORTGAGE, LTD. (“CML”), COLLAT, INC. (“Collat”), NEW SOUTH FEDERAL SAVINGS BANK (“NSFSB”), TRIAD GUARANTY INC. (“TGI”) and TRIAD GUARANTY INSURANCE CORPORATION (“TGIC”). TGI and TGIC are referred to collectively as “Company”.

     WHEREAS, CML, Collat and NSFSB make available certain administrative and other services to Company; and

     WHEREAS, the managements of the business concerns set forth above have determined that it is desirable and in the best interest of each entity to enter into a contractual agreement for administrative and other support services according to the terms and conditions set forth below.

     NOW, THEREFORE, in considerations of the premises and mutual agreements contained herein and for other good and valuable considerations, it is agreed by and between the parties as follows:

ARTICLE I

     The initial term of the Agreement shall be for a period of twelve (12) months, beginning on January 1, 2005 and shall automatically renew on each anniversary for a like period under the terms and conditions hereof. Either party may cancel participation of this Agreement upon written notice of at least sixty (60) days of its intent not to continue its participation in this Agreement. In the event of termination by one or more parties to this Agreement, any amounts owed to the other party is to be paid and settled within thirty (30) days following the effective date of the termination or as soon thereafter as is possible but no later than one hundred twenty (120) days after the effective date of termination.

ARTICLE II

     Costs of administrative and other support services and costs incurred by CML, Collat and NSFSB on behalf of Company shall be shared as follows:

a.	Only reasonable, customary and usual charges for services rendered by CML, Collat and NSFSB for the benefit of Company or the Chairman in the performance of his duties as chairman of the Company may be shared under this Agreement.

b.	Only costs for services and expenses actually rendered by CML, Collat and NSFSB for Company or on behalf of the Chairman in his capacity as chairman of the Company may be shared under this Agreement.

ARTICLE III

     The Chairman of the Board of Company spends a significant amount of his time forwarding the business strategies of Company. As such, Company will pay compensation to the Chairman of the Board for his service to Company. The amount of his compensation will be determined during the first (1st) quarter of each year and will be paid monthly.

ARTICLE IV

     Company will pay or reimburse all reasonable and ordinary expenses incurred by the Chairman of the Board on behalf of and at the specific request of Company. These expenses will be paid directly by the Company or reimbursed in accordance with the expense and reimbursement policy of Company. Company will also reimburse all costs of insurance procured for the benefit and protection of Company through CML, Collat and NSFSB.

ARTICLE V

     Company will pay a fixed fee for services to be performed and expenses to be incurred at the request of Company to support the Chairman’s efforts on behalf of Company. Such services and fees shall include, but shall not be limited to, allocable office overhead, support personnel overhead, professional memberships, seminar and program attendance and travel and other expenses related thereto. The amount of the fee will be determined during the first (1st) quarter of the initial term of the Agreement, and during the first (1st) quarter of each annual renewal period thereafter, and will be paid monthly.

ARTICLE VI

     This Agreement for Administrative Services supersedes previous agreements for administrative services and may be amended from time to time in writing by the parties.

ARTICLE VII

     No part of this Agreement is intended to avoid or violate any rule or regulation of any regulatory authority. Should it be determined by a judicial or regulatory authority that any cost incurred and reimbursed under this Agreement is in any manner unlawful, such reimbursement may be recovered and have the effect as though never charged.

ARTICLE VIII

     Any notice, request, claim, demand or other communication required or permitted to be given by either party to the other shall be in writing addressed to the party to whom such communication is directed and shall be effective upon actual receipt. The addresses of the parties, until changed in writing, shall be as follows:

If to TGI and TGIC:	Ron D. Kessinger
Senior Executive Vice President and COO
101 S. Stratford Rd.
Winston Salem, NC 27104

If to CML:	Cheryl R. Stone
Sr. Vice President and Chief Financial Officer
1900 Crestwood Blvd.
Birmingham, AL 35210-2034

If to Collat	Cheryl R. Stone
Sr. Vice President and Chief Financial Officer
1900 Crestwood Blvd.
Birmingham, AL 35210-2034

If to NSFSB	Roger Murphree
Executive Vice President and Chief Financial Officer
1900 Crestwood Blvd.
Birmingham, AL 35210-2034

ARTICLE IX

     This Agreement may be executed in counter parts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

ARTICLE X

     Any corporation or other entity acquired as a subsidiary of any of the parties to this Agreement that desires to become a participant in this Agreement may do so by executing a copy of the Agreement in its name and directing it to the “contact persons” named in Article V above. In such case, the new entity will be bound to this Agreement from that date forward as if it had been an original party to this Agreement, and no further action will be required on the part of the new entity or the parties to this Agreement.

ARTICLE XI

     This Agreement shall be construed under the laws of the state of Illinois.

ARTICLE XII

     Arbitration. All disputes between the parties to the Agreement will be settled by binding arbitration administered by the American Arbitration Association under its

Commercial Arbitration Rules. Judgment on the award tendered in the arbitration may be entered in any court where jurisdiction over the parties may be had. In any and all actions for arbitration between any of the parties, the prevailing party shall be entitled to recover reasonable attorneys’ fees and legal expenses from the other party, and the costs of arbitration shall be borne by the losing party unless otherwise determined by the arbitrators.

     IN WITNESS WHEREOF, the parties hereto have signed, sealed and acknowledged the AGREEMENT FOR ADMINISTRATIVE SERVICES effective January 1, 2005.

TRIAD GUARANTY INC.

BY /S/ DARRYL W. THOMPSON

TITLE PRESIDENT

TRIAD GUARANTY INSURANCE CORPORATION

BY /S/ RON KESSINGER

TITLE SENIOR EXECUTIVE VICE PRESIDENT

COLLATERAL MORTGAGE, LTD

BY /S/ ROBERT JENNINGS

TITLE EVP & COO

COLLAT, INC.

BY /S/ CHERYL R. STONE

TITLE /S/SENIOR VICE PRESIDENT & CFO

NEW SOUTH FEDERAL SAVINGS BANK

BY /S/ ROGER D. MURPHREE

TITLE EVP & CFO